EXHIBIT 3.1

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                           TALK AMERICA HOLDINGS, INC.

                                      INTO

                                  TALK.COM INC.
                   (to be renamed Talk America Holdings, Inc.)


         Talk.com Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That this corporation was incorporated on the 13th day of June, 1995, pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That this corporation owns all of the outstanding shares of the stock of Talk America Holdings, Inc., a corporation incorporated on the 4th day of April, 2001, pursuant to the General Corporation Law of the State of Delaware.

         THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent of the Board as of the 5th day of April, 2001, determined to and did merge into itself said Talk America Holdings, Inc.

                  RESOLVED, that Talk.com Inc. merge, and it hereby does merge into itself said Talk America Holdings, Inc., and that Talk.com Inc., as the surviving corporation, assumes all of its obligations; and

                  RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware; and

                  RESOLVED, that upon such date of filing, the name of the surviving corporation (Talk.com Inc.) shall be changed to Talk America Holdings, Inc.; and

                  RESOLVED, that the terms and conditions of the merger are as follows:

                  1. Upon the occurrence of such merger, all shares of Talk America Holdings, Inc. shall be cancelled, and the shares of Talk.com Inc. (renamed Talk America Holdings, Inc.) shall thereafter constitute the shares of the surviving corporation.

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                  2. The Certificate of Incorporation of Talk.com Inc. shall remain and be the Certificate of Incorporation of the surviving corporation until the same shall be altered or amended according to the provisions thereof and in the manner permitted by the statutes of the State of Delaware.

                  3. The By-laws of Talk.com Inc. shall remain and be the By-laws of the surviving corporation until the same shall be altered or amended according to the provisions thereof and in the manner permitted by the statutes of the State of Delaware.

                  4. The first annual meeting of the shareholders of the surviving corporation to be held after the effective date of the merger shall be the annual meeting provided, by the Bylaws of the said corporation, for the fiscal year 2001.

                  5. All persons who at the date when the merger shall become effective shall be the executive or administrative officers of Talk.com Inc. shall be and remain like officers of the surviving corporation until the board of directors of such corporation shall elect their respective successors.

                  6. The surviving corporation shall pay all expenses of carrying this agreement into effect and of accomplishing this merger.

                           FURTHER RESOLVED, that the proper officers of this
                  corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said Talk America Holdings, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and a certified copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be in anywise necessary or proper to effect said merger.

         FOURTH: That upon filing of this Certificate, the name of this corporation shall be changed to Talk America Holdings, Inc. pursuant to Subsection (b) of Section 253 of the General Corporation Law of the State of Delaware.

         FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Talk.com Inc. at any time prior to the date of filing the merger with the Secretary of State.


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         IN WITNESS WHEREOF, said Talk.com Inc. has caused this Certificate to be signed and attested to by its duly authorized officers this 6th day of April, 2001.

                                    TALK.COM INC.
                                    (to be renamed Talk America Holdings, Inc.)



                                    By:  /s/ EDWARD B. MEYERCORD
                                       ----------------------------------
                                         Name:  Edward B. Meyercord, III
                                         Title: Chief Operating Officer
                                                and Treasurer


ATTEST:

By:  /s/ ALOYSIUS T. LAWN, IV
   --------------------------------------
     Name:  Aloysius T. Lawn, IV
     Title: General Counsel and Secretary


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